UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 11, 2007
Date of Report (Date of earliest event reported)

NU-MEX URANIUM CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52660	20-1769847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Plaza Paseo 110 - 4801 Lang Ave. NE Albuquerque, New Mexico, United States	87109
(Address of principal executive offices)	(Zip Code)

(505) 842-5537
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01          Entry into a Material Definitive Agreement.

Effective July 11, 2007, the Board of Directors of Nu-Mex Uranium Corp. (the "Company") approved the Company's entry into a binding Letter of Intent dated for reference July 6, 2007 (the "LOI") with Strathmore Resources (US) Inc. ("Strathmore"). The LOI sets out the basic terms upon which the Company would be prepared to enter into an option and joint venture with Strathmore to explore and, if warranted, develop Strathmore's property located between the Church Rock and Crownpoint uranium districts of the western Grants Mineral Belt in the State of New Mexico known as the Dalton Pass Property (the "Property"). The Property consists of approximately 1320 acres controlled by federal lode mining claims.

As per the terms of the LOI, Strathmore will grant Nu-Mex sole and exclusive rights to earn-in a 65% interest in the Property. The terms of the transaction are summarized as follows:

1.        Nu-Mex paying to Strathmore $250,000 upon signing of the LOI; and

2.        Nu-Mex incurring a total of $16,750,000 in work commitment expenditures on the Property ("Expenditures"), and additional payments of $1,000,000 in cash or stock to Strathmore in accordance with the following schedule:

  a $1,000,000 work commitment expenditure plus $250,000 payment in cash or stock on or before the first anniversary of the entry into a binding option and joint venture agreement as contemplated by the LOI (the "Closing");

  an additional $2,000,000 work commitment expenditure plus $250,000 payment in cash or stock on or before the second anniversary of the Closing;

  an additional $2,750,000 work commitment expenditure plus $250,000 payment in cash or stock on or before the third anniversary of the Closing;

  an additional $3,000,000 work commitment expenditure plus $250,000 payment in cash or stock on or before the fourth anniversary of the Closing;

  an additional $4,000,000 work commitment expenditure on or before the fifth anniversary of the Closing; and

  an additional $4,000,000 work commitment expenditure on or before the sixth anniversary of the Closing.

Nu-Mex will earn a 25% interest in the Property once Nu-Mex has completed its commitments (cash/stock of $1,000,000 and work of $8,750,000) on or before the fourth anniversary of the Closing. Nu-Mex will earn an additional 40% interest in the Property once Nu-Mex has completed its additional commitments ($8,000,000 in work) on or before the sixth anniversary of the Closing.

After the fourth year and provided Nu-Mex has fulfilled its commitments, the parties shall review all work completed under the terms of the agreement and prepare an independent NI 43-101 compliant technical report and resource calculation. Recommendations from this report will help plan further development initiatives.

Following the sixth anniversary of the Closing, or other mutually agreed upon time, the Operator will retain a third party engineering firm to prepare a Bankable Feasibility Study. Should the third party evaluation result in a positive recommendation, Strathmore and Nu-Mex will then proceed with their pro-rata payments under the proposed joint venture agreement to further develop the Property.

Strathmore will have up to 90 days after the date the Bankable Feasibility Report is delivered to elect whether or not to earn back an 16% undivided interest in the Property by paying $8,000,000 to Nu-Mex, providing Nu-Mex has met all its obligations to earn 65%.

Pursuant to the terms of the LOI, the Company and Strathmore have agreed to negotiate in good faith and use their best efforts to execute a detailed option and joint venture agreement during the 90-day term of the LOI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NU-MEX URANIUM CORP.
DATE: July 12, 2007	/s/ Michael Sweeney Michael Sweeney President, Chief Executive Officer and a director

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